UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2005

BearingPoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1676 International Drive

McLean, VA 22102

(Address of principal executive offices)

Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective as of December 21, 2005, BearingPoint, Inc. (the “Company”) entered into the First Amendment to the Credit Agreement (the “Amendment”) by and among the Company, BearingPoint, LLC, a wholly-owned subsidiary of the Company, the guarantors party thereto, the lenders party thereto, and UBS AG, Stamford Branch, as administrative agent. The Amendment amends the Credit Agreement (as amended, the “2005 Credit Facility”), dated as of July 19, 2005, among the Company, BearingPoint, LLC, the guarantors party thereto, the lenders party thereto, General Electric Capital Corporation, as syndication agent and collateral agent, Wells Fargo Foothill, LLC, as documentation agent, UBS Securities, LLC, as lead arranger, UBS AG Stamford Branch, as issuing bank and administrative agent, and UBS Loan Finance LLC, as swingline lender, and described in the Company’s Form 8-K filed on July 20, 2005.

Among other things, the Amendment amends certain covenants contained in the 2005 Credit Facility as follows:

(i)	extends the deadline for filing (a) the Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”) to January 31, 2006, (b) the Forms 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 (collectively, the “2005 Forms 10-Q”) to March 31, 2006, (c) the Form 10-K for the year ending December 31, 2005 (the “2005 Form 10-K”) to May 31, 2006, and (d) the Form 10-Q for the quarter ending March 31, 2006 (the “March 31, 2006 Form 10-Q”) to June 30, 2006;

(ii)	extends the deadline for having a satisfactory collateral system to March 31, 2006;

(iii)	extends the month for commencement of accelerated delivery of certain monthly reports, such as the month end income statements and cash flow statements, to be delivered within 45 days after the end of such month to March 2006 and April 2006 and within 30 days after the end of such month to May 2006 and thereafter;

(iv)	extends the date for the delivery of a budget for 2006 to January 31, 2006;

(v)	amends the amount of civil litigation payments that the Company is permitted to pay as follows: up to $55.0 million during the twelve-month period following the closing date of the 2005 Credit Facility and up to $15.0 million during any period of twelve consecutive months thereafter, in each case, net of any insurance proceeds; and

(vi)	amends the aggregate amount of investments and indebtedness the Company may make and incur, respectively, in 2006 as it relates to its foreign subsidiaries to an aggregate of $25.0 million, of which $15.0 million is available without restriction and an additional $10.0 million will be available only if the Company meets certain requirements, including a required fixed charge coverage ratio.

In addition, pursuant to the Amendment, the Company is required to cash collateralize 105% of its borrowings, including any outstanding letters of credit, under the 2005 Credit Facility and any accrued and unpaid interest and fees thereon. Currently, the Company has no borrowings under the 2005 Credit Facility but has letters of credit outstanding of approximately $84.9 million. The Company fulfilled its obligation to cash collateralize using cash on hand. The requirement to deposit and maintain cash collateral will terminate and such cash collateral will be released to the Company when, among other things, the Company has filed its 2004 Form 10-K and its 2005 Forms 10-Q, has implemented satisfactory collateral systems, has delivered certain monthly financial statements, is not in default under the 2005 Credit Facility and no default will result from such release, has borrowing availability of at least $15.0 million (without giving effect to any cash collateral that is held by the administrative agent), and the administrative agent and the collateral agent are satisfied as to the results of a collateral field exam.

Pursuant to the Amendment, the Company will be permitted to continue to borrow or issue or replace letters of credit so long as there is availability under the borrowing base and so long as the Company deposits and maintains the required cash collateral described above, without the requirement to meet certain financial covenants. Advances under the revolving credit line are limited by the available borrowing base, which is based upon a percentage of eligible accounts receivable. The Company does not currently have availability under the borrowing base.

The Company paid the lenders $187,500 in the aggregate in connection with the Amendment.

Item 8.01 Other Events

New York Stock Exchange Extension

In response to a request letter from the Company dated December 6, 2005, on December 16, 2005, the New York Stock Exchange granted the Company a three-month extension until March 31, 2006 for the Company to file its 2004 Form 10-K. The extension is subject to review by the NYSE on an ongoing basis with respect to the Company’s progress on its 2004 Form 10-K and its other SEC filings. If the Company does not file its 2004 Form 10-K with the SEC by March 31, 2006, the NYSE will move forward with the initiation of suspension procedures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2005	BearingPoint, Inc.

	By:	/s/ Judy Ethell
	Name:	Judy Ethell
	Title:	Executive Vice President and Chief Accounting Officer